Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

1)	Registration Statement (Form S-8 No. 333-222073) pertaining to the 2003 Stock Incentive Plan, the 2011 Stock Incentive Plan, and the 2017 Stock Incentive Plan of Casa Systems, Inc., and

2)	Registration Statement (Form S-8 No. 333-253510) pertaining to the 2017 Stock Incentive Plan of Casa Systems, Inc.;

of our report dated February 25, 2022, with respect to the consolidated financial statements of Casa Systems, Inc., included in this Annual Report (Form 10-K) of Casa Systems, Inc. for the year ended December 31, 2021.

/s/ Ernst & Young LLP

Boston, Massachusetts

February 25, 2022